Exhibit 99.3





                           360 Communications Company




                        CONSOLIDATED FINANCIAL STATEMENTS
              for the years ended December 31, 1997, 1996 and 1995
                        TOGETHER WITH AUDITORS' REPORTS

Item 8.  Financial Statements and Supplementary Data.

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors and Shareowners
360 Communications Company


We have audited the accompanying consolidated balance sheets of 360 Communications Company and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareowners' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of GTE Mobilnet of South Texas Limited Partnership, New York SMSA Limited Partnership, Orlando SMSA Limited Partnership and Chicago MSA Limited Partnership, equity investees of the Company, for which the Company's investment in these partnerships is $191,275,000 and $121,654,000 at December 31, 1997 and 1996, respectively, and the Company's equity in the net income of these partnerships is $48,344,000, $39,644,000 and $32,753,000 for the years ended December 31, 1997, 1996 and
1995, respectively. Those financial statements were audited by other auditors whose reports have been furnished to us. Our opinion, insofar as it relates to data included for such partnerships, is based solely on the reports of the other auditors.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of 360 Communications Company and Subsidiaries at December 31, 1997 and 1996, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                            /s/Ernst & Young LLP

Chicago, Illinois
March 6, 1998

                REPORT OF OTHER INDEPENDENT PUBLIC ACCOUNTANTS




To GTE Mobilnet of South Texas Limited Partnership:

We have audited the accompanying balance sheets of the GTE Mobilnet of South Texas Limited Partnership (a Delaware limited partnership) as of December 31, 1997 and 1996, and the related statements of operations, changes in partners' capital, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GTE Mobilnet of South Texas Limited Partnership as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                          /s/ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 13, 1998

                 REPORT OF OTHER INDEPENDENT PUBLIC ACCOUNTANTS




To the Partners of the
Chicago SMSA Limited Partnership:

We have audited the balance sheets of the CHICAGO SMSA LIMITED PARTNERSHIP (an Illinois partnership) as of December 31, 1997 and 1996, and the related statements of income, partners' capital and cash flows for the years then ended; such financial statements are not included separately herein. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Chicago SMSA Limited Partnership as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                                          /s/ARTHUR ANDERSEN LLP

Chicago, Illinois
January 16, 1998

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Partners of the New York SMSA Limited Partnership:


We have audited the accompanying balance sheets of the New York SMSA Limited Partnership (the Partnership) as of December 31, 1997 and 1996, and the related statements of income, changes in partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the New York SMSA Limited Partnership as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                      /s/Coopers & Lybrand L.L.P


New York, New York
February 13, 1998

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Partners of the Orlando SMSA Limited Partnership


We have audited the accompanying consolidated balance sheet of the Orlando SMSA Limited Partnership as of December 31, 1997, and the related consolidated statements of income, changes in partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Orlando SMSA Limited Partnership as of December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                                     /s/Coopers & Lybrand L.L.P.

Atlanta, Georgia
March 6, 1998

                   360 COMMUNICATIONS COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                             December 31,
                                                     ---------------------------
                     ASSETS                              1997           1996
                     ------                          ------------   ------------

Current Assets
Cash and cash equivalents                             $    3,471     $    2,554
Accounts receivable, less allowances
  of $6,602 and $5,730, respectively                     100,472        102,483
Other receivables                                         26,981         27,090
Unbilled revenue                                          35,618         35,712
Inventory                                                 34,354         35,908
Deferred income taxes                                     15,220          8,462
Prepaid expenses and other                                14,051         16,634
                                                      ----------     ----------
    Total current assets                                 230,167        228,843
                                                      ----------     ----------

Property, plant and equipment                          1,750,097      1,499,407
Less: accumulated depreciation                           561,140        415,981
                                                      ----------     ----------
Property, plant and equipment, net                     1,188,957      1,083,426
                                                      ----------     ----------

Investments in unconsolidated entities                   459,669        349,231
Intangibles, net                                       1,045,007      1,136,587
Other assets                                              18,124         13,982
                                                      ----------     ----------
    Total assets                                      $2,941,924     $2,812,069
                                                      ==========     ==========

        LIABILITIES AND SHAREOWNERS' EQUITY
        -----------------------------------

Current Liabilities
Trade accounts and other payables                     $  241,127     $  227,654
Short-term borrowings                                     18,150         43,750
Advance billings                                          31,779         28,314
Accrued taxes                                             17,846         17,951
Accrued agent commissions                                 11,923         12,089
Other                                                     46,386         21,090
                                                      ----------     ----------
    Total current liabilities                            367,211        350,848
                                                      ----------     ----------

Long-term debt                                         1,825,347      1,699,778
                                                      ----------     ----------

Deferred Credits and Other Liabilities
Deferred income taxes                                     60,470        113,005
Postretirement and other benefit obligations               6,347          5,855
                                                      ----------     ----------
    Total deferred credits and other liabilities          66,817        118,860
                                                      ----------     ----------

Minority interests in consolidated entities              173,248        180,083
                                                      ----------     ----------

Shareowners' Equity
Common stock ($.01 par value; 1 billion shares
  authorized; issued and outstanding shares
  121,267,127 in 1997 and 123,308,921 in 1996)             1,233          1,233
Additional paid-in capital                               774,938        773,472
Accumulated deficit                                     (229,437)      (310,932)
Treasury stock, at cost (2,097,021 shares in
  1997 and 55,227 shares in 1996)                        (37,433)        (1,273)
                                                      ----------     ----------
    Total shareowners' equity                            509,301        462,500
                                                      ----------     ----------
    Total liabilities and shareowners' equity         $2,941,924     $2,812,069
                                                      ==========     ==========

               The accompanying Notes are an integral part of the
                       Consolidated Financial Statements.

                   360 COMMUNICATIONS COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)




                                               For the Year Ended December 31,
                                            ------------------------------------
                                               1997         1996         1995
                                            -----------  -----------  ----------
OPERATING REVENUES
Service revenues                            $1,296,669   $1,052,726   $ 789,459
Equipment sales                                 50,503       43,146      44,956
                                            ----------   ----------   ---------
     Total operating revenues                1,347,172    1,095,872     834,415
                                            ----------   ----------   ---------

OPERATING EXPENSES
Cost of service                                158,309       99,745      68,223
Cost of equipment sales                        116,456      104,327     109,441
Other operations expense                        70,561       55,776      40,591
Sales, marketing and advertising expenses      232,962      206,147     141,505
General, administrative and other expenses     310,340      263,191     214,536
Depreciation and amortization                  184,702      146,841     114,731
                                            ----------   ----------   ---------
     Total operating expenses                1,073,330      876,027     689,027
                                            ----------   ----------   ---------

OPERATING INCOME                               273,842      219,845     145,388
Interest expense                              (131,589)    (106,364)   (127,240)
Minority interests in net income
   of consolidated entities                    (50,880)     (46,622)    (34,269)
Equity in net income of
   unconsolidated entities                      60,681       50,234      40,016
Other income (expense), net                      3,270          255        (185)
                                            ----------   ----------   ---------
Income before income taxes                     155,324      117,348      23,710
Income tax expense                              73,829       57,829      25,405
                                            ----------   ----------   ---------
     Net income (loss)                      $   81,495   $   59,519   $  (1,695)
                                            ==========   ==========   =========

Basic and diluted earnings (loss)
   per share                                $     0.67   $     0.50   $   (0.01)
                                            ==========   ==========   =========

Weighted average shares
   outstanding                                 122,339      117,917     116,706
                                            ==========   ==========   =========


               The accompanying Notes are an integral part of the
                       Consolidated Financial Statements.


                   360 COMMUNICATIONS COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                     For the Year Ended December 31,
                                                  ------------------------------------
                                                     1997         1996         1995
                                                  ----------  ------------  ----------
Operating Activities
Net income (loss)                                 $  81,495   $    59,519   $  (1,695)
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
     Depreciation and amortization                  184,702       146,841     114,731
     Deferred income taxes                           40,910        36,230      36,267
     Gain on the sale of cellular investments        (3,029)            -           -
     Equity in net income of unconsolidated
       entities, net of distributions               (22,903)      (27,838)     (7,206)
     Minority interests in net income of
       consolidated entities                         50,880        46,622      34,269
     Changes in operating assets and liabilities
        Receivables, net                             (2,161)      (28,748)    (20,610)
        Other current assets                          5,058       (23,222)      7,592
        Trade accounts and other payables            21,301       110,146       3,420
        Accrued expenses and other
            current liabilities                      33,379        (3,984)      6,365
        Noncurrent assets and liabilities, net       (5,007)         (685)     12,007
     Other, net                                       3,080         4,392      (1,847)
                                                  ---------   -----------   ---------
Net Cash Provided by Operating Activities           387,705       319,273     183,293
                                                  ---------   -----------   ---------

Investing Activities
Capital expenditures                               (281,313)     (300,123)   (323,651)
Acquisitions and divestitures                       (56,629)     (352,533)     (1,142)
Investments in unconsolidated entities and other    (80,928)      (14,890)     (3,743)
                                                  ---------   -----------   ---------
Net Cash Used for Investing Activities             (418,870)     (667,546)   (328,536)
                                                  ---------   -----------   ---------

Financing Activities
Net borrowings (payments) under bank revolving
  credit facility                                   (80,000)      680,000           -
Proceeds from long-term debt                        200,000       900,000           -
Debt issuance costs                                  (1,609)      (15,229)          -
Net short-term borrowings (payments)                (25,600)       43,750           -
Purchases of common stock for treasury              (36,401)       (3,427)          -
Increase in advances from affiliates                      -       135,892     158,482
Contributions from minority investors                   100         5,636       7,228
Distributions to minority investors                 (25,358)      (14,849)     (6,971)
Repayment of advances from affiliates                     -    (1,400,000)          -
Other, net                                              950            31           -
                                                  ---------   -----------   ---------
Net Cash Provided by Financing Activities            32,082       331,804     158,739
                                                  ---------   -----------   ---------

Increase (Decrease) in Cash and Cash Equivalents        917       (16,469)     13,496
Cash and Cash Equivalents at Beginning of Year        2,554        19,023       5,527
                                                  ---------   -----------   ---------
Cash and Cash Equivalents at End of Year          $   3,471   $     2,554   $  19,023
                                                  =========   ===========   =========



               The accompanying Notes are an integral part of the
                       Consolidated Financial Statements.


                                       360 COMMUNICATIONS COMPANY AND SUBSIDIARIES
                                      CONSOLIDATED STATEMENTS OF SHAREOWNERS' EQUITY
                                           (In thousands, except share amounts)




                                      Common Stock         Treasury Stock     Additional                  Total
                                ----------------------- ---------------------   Paid-In  Accumulated   Shareowners'
                                   Shares      Amount     Shares     Amount     Capital    Deficit        Equity
                                ------------- --------- ----------- --------- ---------- ------------  ------------

Balance at December 31, 1994              10  $ 11,541           -  $      -  $ 360,978  $  (368,756)  $     3,763
Net loss                                   -         -           -         -          -       (1,695)       (1,695)
                                ------------  --------  ----------  --------  ---------  -----------   -----------

Balance at December 31, 1995              10    11,541           -         -    360,978     (370,451)        2,068

Net income                                 -         -           -         -          -       59,519        59,519
Capital contributions by Sprint
  Corporation in conjunction
  with spinoff                             -         -           -         -    253,160            -       253,160
Recapitalization of stock
  pursuant to spinoff from
  Sprint Corporation             116,733,973   (10,374)          -         -     10,374            -             -
Shares issued for acquisition      6,500,000        65           -         -    150,248            -       150,313
Treasury stock, net                  (55,227)        -      55,227    (1,273)         -            -        (1,273)
Other, net                           130,165         1           -         -     (1,288)           -        (1,287)
                                ------------  --------  ----------  --------  ---------  -----------   -----------

Balance at December 31, 1996     123,308,921     1,233      55,227    (1,273)   773,472     (310,932)      462,500

Net income                                 -         -           -         -          -       81,495        81,495
Treasury stock, net               (2,041,794)        -   2,041,794   (36,160)       (69)           -       (36,229)
Other, net                                 -         -           -         -      1,535            -         1,535
                                ------------  --------  ----------  --------  ---------  -----------   -----------
Balance at December 31, 1997     121,267,127  $  1,233   2,097,021  $(37,433) $ 774,938  $  (229,437)  $   509,301
                                ============  ========  ==========  ========  =========  ===========   ===========

               The accompanying Notes are an integral part of the
                       Consolidated Financial Statements.

                   360 COMMUNICATIONS COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  Summary of Significant Accounting Policies

   Basis of Consolidation and Presentation

     360 Communications Company and its subsidiaries (the "Company") provide wireless voice and data telecommunications services. The Company also markets residential long distance and paging services in the states in which the Company provides wireless service. The Company operates as a general and limited partner and majority owner of cellular systems in various metropolitan and rural service areas and as a limited minority partner or manager in other cellular systems.The Company operates in four regions in the United States: Mid-Atlantic, Midwest, Southeast and West.

     The Company was a wholly owned subsidiary of Centel Corporation, a wholly owned subsidiary of Sprint Corporation ("Sprint"). On March 7, 1996, Sprint completed the spinoff of the Company to Sprint shareholders through a pro rata distribution of all of the common stock of the Company ("spinoff"). For further discussion of the spinoff, see Note 2.

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned and majority-owned subsidiaries. The assets, liabilities and results of operations of entities (both corporations and partnerships) in which the Company has a controlling interest have been consolidated. The ownership interests of noncontrolling owners in such entities are reflected as minority interests. The Company accounts for all other investees using the equity method of accounting. All significant intercompany accounts and transactions have been eliminated.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Earnings Per Share

     The  Company  has  adopted  Statement  of  Financial  Accounting  Standards
("SFAS") No. 128 "Earnings per Share." SFAS No. 128 requires companies to disclose basic and diluted earnings per share. Basic earnings per share amounts were calculated based on the weighted average number of common shares outstanding and excludes common stock equivalents from the calculation. Because of the relative insignificance of the Company's common stock equivalents, diluted earnings per share amounts were not affected.

     Basic earnings per share amounts were computed using the weighted average number of shares outstanding, excluding common stock equivalents, totaling 122,338,741 and 117,917,484 for the years ended December 31, 1997 and 1996, respectively. Diluted earnings per share amounts were computed using the weighted average number of shares outstanding, including common stock equivalents, totaling 122,398,834 and 118,135,881 for the years ended December 31, 1997 and 1996, respectively. Options to purchase approximately 1,991,000 and 1,363,000 shares of common stock at December 31, 1997 and 1996, respectively, were excluded from the computation of diluted earnings per share because the effect was antidilutive. In 1995, loss per share amounts were based on the weighted average number of Sprint shares outstanding, adjusted for a conversion ratio of one share of the Company's common stock to three shares of Sprint common stock.

Revenue Recognition

     The Company earns revenues by providing access to its cellular system ("access revenue"), for usage of its cellular system ("airtime revenue"), for long distance calls placed by the Company's customers and those of other carriers within the Company's service area ("long distance"), and for providing service to customers from other cellular systems who are traveling through the service area ("roaming revenue"). Access revenue is billed one month in advance and is recognized when earned. Airtime revenue, roaming revenue and long distance revenue are recognized when the service is rendered. Other service revenues are recognized after services are performed and include connection and installation revenues. Equipment sales are recognized on delivery of the equipment to the customer.

   Advertising Costs

     The Company expenses the costs of advertising as incurred. Advertising expense for the years ended December 31, 1997, 1996 and 1995 was $53,726,000, $55,491,000 and $27,337,000, respectively.

   Cash

     As part of its cash management program, the Company utilizes controlled disbursement banking arrangements. Outstanding checks in excess of cash balances totaled $41,384,000 and $34,924,000 at December 31, 1997 and 1996, respectively, and are classified as trade accounts and other payables in the accompanying Consolidated Balance Sheets. Sufficient funds were available to fund these outstanding checks when presented for payment.

   Inventory

     Inventory consists of cellular telephone and certain accessory equipment held for resale and is stated at the lower of cost (principally first in, first out method) or market.

   Property, Plant and Equipment

     Property, plant and equipment are stated at cost, including labor and overhead expenses associated with construction. Cost includes capitalized interest on funds borrowed to finance construction and is amortized over the lives of the related assets. Capitalized interest for the years ended December 31, 1997, 1996 and 1995 was $2,425,000, $2,234,000 and $1,553,000, respectively.
Depreciation is computed by applying the straight-line method over the estimated service lives for depreciable plant and equipment.

   Investments in Unconsolidated Entities

     Minority partnership investments include the excess of the purchase price over the underlying net book value of cellular partnerships of $284,553,000 and $232,014,000 as of December 31, 1997 and 1996, respectively. Such excess, which relates to Federal Communications Commission ("FCC") licenses or goodwill, is generally being amortized on a straight-line basis over 40 years. Accumulated amortization aggregated $48,089,000 and $46,295,000 as of December 31, 1997 and 1996, respectively.

     Amortization expense for the years ended December 31, 1997, 1996 and 1995 was $6,480,000, $5,798,000 and $5,770,000, respectively, and is included in equity in net income of unconsolidated entities in the accompanying Consolidated Statements of Operations.

   Intangibles

     The Company has acquired identifiable intangible assets, as well as goodwill, through its acquisitions of interests in various cellular systems. The cost of acquired entities is allocated to identifiable assets at the date of the acquisition and the excess of the total purchase price over the amounts assigned to identifiable assets is recorded as goodwill. Intangible assets related to the acquisition of entities in which the Company does not have a controlling interest are included in investments in unconsolidated entities.

     The FCC issues licenses that enable cellular carriers to provide service in specific cellular geographic service areas. The FCC grants licenses for terms of up to 10 years and generally grants renewals if the licensee has complied with its obligations under the Communications Act of 1934. In 1993, the FCC adopted specific standards to apply to cellular renewals, concluding that it would award a renewal expectancy to a cellular licensee that meets certain standards of past performance. Historically, the FCC has granted license renewals routinely. The Company believes that it has met and will continue to meet all requirements necessary to secure renewal of its cellular licenses.

     Intangible assets are being amortized over 40 years. Accumulated amortization related to acquisitions of controlling interests in cellular systems aggregated $183,375,000 and $153,908,000 as of December 31, 1997 and 1996, respectively. Amortization expense for the years ended December 31, 1997, 1996 and 1995 was $29,576,000, $22,817,000 and $19,191,000, respectively.

     The ongoing value and remaining useful life of intangible assets are subject to periodic evaluation and the Company currently expects the carrying amounts to be fully recoverable. Should events and circumstances indicate that intangible assets might be impaired, an undiscounted cash flow methodology would be used to determine whether an impairment loss would be recognized.

   Supplemental Cash Flow Information

     The Company paid interest of $124,798,000, $78,124,000 and $127,240,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Income taxes of $27,392,000, $25,707,000 and $(5,500,000) were paid (received) by the Company in
1997, 1996 and 1995, respectively.

   Income Taxes and Tax Sharing Arrangement

     Deferred income taxes are provided for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. The Company was included in the consolidated federal income tax return of Sprint through March 7, 1996. Under a tax sharing arrangement in effect prior to the spinoff, Sprint paid the Company for the utilization of net operating losses included in the consolidated tax return, even if such losses and credits could not have been used if the Company had filed on a separate return basis.

   Stock Option Plans

     The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation." However, in accordance with the provisions of SFAS No. 123, the Company continues to apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for its stock option plans and, accordingly, does not recognize compensation cost. See Note 8 for a summary of the pro forma effects to reported net income and earnings per share if the Company had elected to recognize compensation cost based on the fair value of the options granted at the date of grant, as prescribed by SFAS No. 123.

   Concentrations of Credit Risk

     To the extent that the Company's customers become delinquent, collection activities commence. No single customer is large enough to pose a significant financial risk to the Company. The Company maintains an allowance for losses based on the expected collectibility of accounts receivable. Credit losses have been within management's expectations.

   Impact of Recently Issued Accounting Standards

     In June 1997, SFAS No. 130, "Reporting Comprehensive Income," was issued. This statement requires that all items recognized under accounting standards as components of comprehensive income be reported in a full set of general purpose financial statements. The Company will adopt SFAS No. 130 in the first quarter of 1998 and does not believe the effect of adoption will be material.

     In June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued. This statement requires companies to report financial and descriptive information about their reportable operating segments. Generally, companies are required to report financial information on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company will adopt SFAS No. 131 for financial statements as of and for the year ended December 31, 1998, and does not believe the effect of adoption will be material.

2. Spinoff

     On July 26, 1995, Sprint announced that its Board of Directors had decided to pursue a tax-free spinoff of the Company to Sprint shareholders. In the FCC auction of wireless Personal Communications Services ("PCS") licenses, Sprint Spectrum LP won the rights to several markets that overlap service territories operated by the Company. Under FCC rules, Sprint was required to divest or reduce its cellular holdings in certain markets to clear conflicts with the PCS licenses awarded to Sprint Spectrum LP. For these reasons, Sprint and its Board of Directors decided to pursue a spinoff of the cellular operations.

     On March 7, 1996, the spinoff was consummated. In conjunction with the spinoff, the Company repaid $1.4 billion of intercompany debt to Sprint. The remaining intercompany debt, net of receivables from affiliates, was contributed to the Company by Sprint as additional paid-in capital. Funding for the repayment was derived from the proceeds of $900 million of senior notes issued under an indenture and approximately $500 million of initial borrowings under a revolving credit facility ("Credit Facility") with a number of banks and institutional lenders. In addition, a recapitalization of the Company's common stock was effected pursuant to which the Company split the 10 shares of issued and outstanding common stock into 116,733,983 new shares of common stock to allow for the pro rata distribution of such stock to the common shareholders of Sprint. This distribution was effected as a tax-free dividend.

3. Acquisitions and Divestitures

     During the first and second quarters of 1997, the Company divested ownership interests in certain unconsolidated entities as well as in one of its controlled markets. During the second quarter of 1997, the Company and BellSouth Corporation ("BellSouth") combined their interests in two partnerships that own and control cellular licenses and operations in Richmond, Virginia, and Orlando, Florida. The resulting partnership is owned approximately 75% by BellSouth and 25% by the Company, with the Company assuming management responsibilities of the cellular operations in Richmond. In connection with this transaction, the Company contributed $80 million to the resulting partnership. In 1997, the Company acquired minority interests in 15 of its controlled markets, which increased its ownership interest to 100% in 10 of those markets.

     On January 31, 1996, the Company purchased additional partnership interests in 360 Communications Company of Ft. Walton Beach Limited Partnership and 360 Communications Company of Tallahassee Limited Partnership. Also on January 31, 1996, the Company purchased an operating license and related cellular assets in the North Carolina RSA No. 14 market. On February 23, 1996, the Company acquired an operating license and related assets in the Ohio RSA No. 1 market. In addition, on February 29, 1996, the Company purchased a 50% interest in South Carolina RSA No. 4 Cellular General Partnership, a 50% interest in South Carolina RSA No. 5 Cellular General Partnership and a 50% interest in South Carolina RSA No. 6 Cellular General Partnership. These acquisitions were accounted for as purchases, and the aggregate purchase price was approximately $110 million. The effects of these acquisitions on the operating results of the Company were not significant.

     On November 1, 1996, the Company completed its acquisition of Independent Cellular Network, Inc. and affiliated companies (the "ICN Acquisition") which own and operate cellular licenses and related systems and assets in Kentucky, Ohio, Pennsylvania and West Virginia, providing cellular service to approximately 140,000 customers in 20 markets, representing an estimated 3.3 million potential customers. The Company acquired the licenses from Independent Cellular Network Partners and certain of its affiliates for approximately $519 million, comprising 6,500,000 shares of the Company's common stock, $122 million in aggregate principal amount of the Company's subordinated promissory notes and the Company's assumption of $240 million of Independent Cellular Network Partners' senior debt, which was immediately refinanced with borrowings under the Credit Facility. The remaining portion of the purchase price was paid in cash. The ICN Acquisition was accounted for as a purchase and its results of operations are included in the consolidated financial statements from the date of acquisition. Assets and liabilities have been recorded at estimated fair value based on an allocation of the purchase price.

     On December 17, 1997, the Company signed a definitive agreement to divest its 27.9% interest in the Omaha, Nebraska, cellular market through the sale of its interest in the Omaha Cellular General Partnership. The proposed transaction is subject to the receipt of all necessary consents and government approvals. The Company expects to complete this transaction in the first quarter of 1998.

4. Property, Plant and Equipment

     Property, plant and equipment consisted of the following (in thousands):


                                       Depreciable
                                          lives             December 31,
                                      -------------  --------------------------
                                                        1997           1996
                                                     ------------  ------------
Switching, base site controller and
    radio frequency equipment          8-10 years     $  964,389    $  847,214
Cell site towers and shelters          5-20 years        456,464       404,094
Office furniture and other equipment    2-5 years        189,872       162,255
                                                      ----------    ----------
    Plant in service                                   1,610,725     1,413,563
Construction work in progress                            139,372        85,844
                                                      ----------    ----------
                                                       1,750,097     1,499,407
Less: accumulated depreciation                           561,140       415,981
                                                      ----------    ----------
                                                      $1,188,957    $1,083,426
                                                      ==========    ==========

     Depreciation expense charged to operations for the years ended December 31,
1997,   1996  and  1995  was   $155,126,000,   $124,024,000   and   $95,540,000,
respectively.

5. Investments in Unconsolidated Entities

   Interests Owned

     Interests owned in cellular systems of unconsolidated entities were as follows:


                                                                 December 31,
                                                             -------------------

                                                              1997        1996
                                                             -------     -------

   Florida 9 RSA Limited Partnership                          49.00%      49.00%
   Illinois Valley Cellular RSA 2-II Partnership              40.00%      40.00%
   Pennsylvania RSA No. 5 General Partnership                 40.00%      40.00%
   Virginia 10 RSA Limited Partnership                        33.00%      33.00%
   Texas RSA No. 11B Limited Partnership                      28.00%      28.00%
   Omaha MSA Limited Partnership                              27.90%      27.59%
   GTE Mobilnet of Fort Wayne Limited Partnership             25.00%      25.00%
   Texas RSA 7B1 Limited Partnership                          25.00%      25.00%
   Orlando SMSA Limited Partnership                           24.59%      15.00%
   RCTC Wholesale Company (Richmond)                          24.59%      27.27%
   Allentown SMSA Limited Partnership                         20.77%      20.77%
   GTE Mobilnet of Indiana RSA #3 Limited Partnership         20.00%      20.00%
   St. Joseph SMSA Limited Partnership                        20.00%      20.00%
   Missouri RSA 9B1 Limited Partnership                       19.60%      19.60%
   Kansas City SMSA Limited Partnership                       19.00%      19.00%
   Illinois Independent RSA No. 3 General Partnership         18.13%      18.13%
   Reading SMSA Limited Partnership                           15.85%      15.85%
   Missouri 1--Atchison RSA Limited Partnership               14.28%      14.28%
   Missouri RSA 4 Partnership                                 12.50%      12.50%
   New York SMSA Limited Partnership                          10.00%      10.00%
   GTE Mobilnet of South Texas Limited Partnership             8.77%       8.77%
   Iowa 16--Lyon Limited Partnership                           8.33%       8.33%
   Iowa RSA 5 Limited Partnership                              7.14%       7.14%
   Iowa 15--Dickinson Limited Partnership                      6.67%       6.67%
   Iowa RSA No. 14 Limited Partnership                         5.56%       5.56%
   Chicago SMSA Limited Partnership                            5.00%       5.00%
   RSA 1 Limited Partnership (IA)                              3.90%       3.90%
   GTE Mobilnet of Ohio Limited Partnership                    3.50%       3.50%
   Iowa 8--Monona Limited Partnership                          2.30%       2.30%
   Cincinnati SMSA Limited Partnership                         1.20%       1.20%
   GTE Mobilnet of Austin Limited Partnership                   .82%        .82%
   Georgia RSA No. 1 Limited Partnership                          --      20.00%
   Iowa RSA No. 13 Limited Partnership                            --      30.00%
   Pennsylvania 3 Wireline Settlement Limited Partnership         --      44.44%
   Pennsylvania 4 Wireline Settlement Limited Partnership         --      33.33%
   RSA 11 Limited Partnership (IA)                                --      14.14%

   Financial Information

     Condensed combined financial information,  a portion of which is unaudited,
for  investments  in  entities   accounted  for  under  the  equity  method  (in
thousands):


                                           For the Year Ended December 31,
                                         ----------------------------------
                                            1997        1996        1995
                                         ----------- ----------- ----------
 Results of Operations
 Cellular service revenues               $2,207,922  $2,187,202  $1,796,895
 Equipment sales                            111,358     109,314      97,727
                                         ----------  ----------  ----------
    Total operating revenues              2,319,280   2,296,516   1,894,622
                                         ----------  ----------  ----------

 Cost of equipment sales                    185,239     209,895     151,334

 Operating, selling, general,
   administrative and other expenses      1,304,689   1,266,353   1,049,117
 Depreciation and amortization              230,224     227,480     201,459
                                         ----------  ----------  ----------
      Total operating expenses            1,720,152   1,703,728   1,401,910
                                         ----------  ----------  ----------
 Operating income                           599,128     592,788     492,712
 Non-operating income (expenses)              8,230        (642)    (12,903)
 Minority interests in net income
   of consolidated entities                      --          --      (1,513)
                                         ----------  ----------  ----------
 Income before cumulative effects of
  changes in accounting principles          607,358     592,146     478,296
 Cumulative effects of changes in
  accounting principles, net                 (6,523)         --          --
                                         ----------  ----------  ----------
 Net income                              $  600,835  $  592,146  $  478,296
                                         ==========  ==========  ==========



                                                      December 31,
                                             -----------------------------
                                                  1997            1996
                                             --------------  -------------
Assets
     Current assets                          $     473,253   $     514,788
     Noncurrent assets                           1,786,617       1,702,668
                                             -------------   -------------
                                             $   2,259,870   $   2,217,456
                                             =============   =============

Liabilities and equity
      Current liabilities                    $     188,656   $     337,465
      Long-term liabilities                         12,634           8,911
      Minority interests                                --           3,384
      Equity                                     2,058,580       1,867,696
                                             -------------   -------------
                                             $   2,259,870   $   2,217,456
                                             =============   =============

Additional Disclosures

     Accumulated deficit at December 31, 1997, included $178,765,000 related to undistributed earnings of unconsolidated entities.

     The  Company  has  guaranteed   50%  of  a  discounted   note  held  by  an
unconsolidated entity with a carrying value of $47,728,000 and $42,502,000 at December 31, 1997 and 1996, respectively.

6. Borrowings

   Long-Term Debt

     Long-term debt consisted of the following (in thousands):

                                                            December 31,
                                                     ------------------------

                                                        1997          1996
                                                     ----------    ----------

Credit facility borrowings, due 2002                 $  600,000    $  680,000
Senior notes
   due 2003, 7.125%, net of unamortized discount of
      $1,077 in 1997 and $1,242 in 1996 (7.2%)(1)       448,923       448,758
   due 2006, 7.5%, net of unamortized discount of
      $903 in 1997 and $980 in 1996 (7.5%)(1)           449,097       449,020
   due 2009, 7.6%, net of unamortized discount
      of $311 in 1997 (7.4%)(2)                         199,689            --
Subordinated promissory notes, due 2006, 9%             127,638       122,000
                                                     ----------    ----------
   Total long-term debt(3)                           $1,825,347    $1,699,778
                                                     ==========    ==========
--------------------

(1) Weighted average annual effective interest rate at December 31, 1997 and 1996.
(2)  Weighted average annual effective interest rate at December 31, 1997.
(3) Estimated fair value of $1,873,075 and $1,690,677 at December 31, 1997 and 1996, respectively, based on public quotations and discounted cash flow analyses.

     The Company has a revolving credit facility with a number of banks and institutional lenders, with interest rates currently based on the London Interbank Offered Rate plus 50 basis points. On October 31, 1996, the Credit Facility was amended and restated to permit, among other things, the ICN Acquisition and to increase the Company's borrowing capacity thereunder from $800 million to $1 billion. A commitment fee of .15% per annum is charged on the unused portion of the Credit Facility. Commitment fees totaled $562,000 and $390,000 in 1997 and 1996, respectively. Such fees may range from .15% to .5% depending on the Company's public debt rating. At December 31, 1997, the Company had additional borrowing capacity under the Credit Facility of $308 million.

     As part of its interest rate risk management program, the Company utilizes interest rate swap agreements to hedge variable interest rate risk under the Credit Facility to a fixed rate. Interest rate swap agreements are designated with all or a portion of the principal balances and terms of specific debt obligations. The related amount payable to or receivable from counterparties is included in other current liabilities or assets. Net interest paid or received related to such agreements is recorded using the accrual method and as an adjustment to interest expense. At December 31, 1997 and 1996, the Company had interest rate swap agreements with an aggregate notional amount of $200 million and $100 million outstanding, respectively. The Company has not incurred any gains or losses on terminations of interest rate swap agreements.

     The Credit Facility has general and financial covenants that place certain restrictions on the Company. On December 5, 1997, the Company entered into a second amended and restated Credit Facility which relaxed the restrictions on
certain  covenants,   while  extending  the  term  of the  Credit  Facility  to
December 5, 2002. The Company is limited with respect to: the making of payments (dividends and distributions); the incurrence of certain liens; the sale of assets under certain circumstances; entering into or otherwise permitting any subsidiary distribution restrictions; certain transactions with affiliates; certain consolidations, mergers and transfers; and the use of loan proceeds.

     The senior notes have general and financial covenants similar to the Credit Facility. However, these covenants, except for the limitation on liens, have been suspended while the Company's public debt is rated investment grade (BBB-) by Standard & Poor's and Duff & Phelps.

     In conjunction with the ICN Acquisition, the Company issued subordinated promissory notes with an annual interest rate of 9.5%, which was reduced to 9.0% on February 10, 1997. Fifty percent of the interest due and owing is paid on each interest payment date and the remaining 50% is capitalized and becomes part of the principal amount owed thereunder. The subordinated promissory notes have general and financial covenants that are suspended while the Company's public debt is rated investment grade (BBB-) by Standard & Poor's and Duff & Phelps.

     On February 13, 1997, a shelf registration filed with the Securities and Exchange Commission became effective, providing for the issuance, from time to time, of up to $500 million in aggregate initial offering price of unsecured debt securities and/or warrants to purchase debt securities ("Debt Securities"). The net proceeds to be received by the Company will be available for general corporate purposes and may be used for the repayment of short-term debt and borrowings under the Credit Facility and for the funding of future acquisitions, capital expenditures and working capital requirements.

     On March 17, 1997, the Company issued $200 million in aggregate principal amount of its 7.6% senior notes due 2009. The net proceeds from the sale of these Debt Securities were used to repay a portion of the Company's long-term indebtedness outstanding under the Credit Facility.

   Short-Term Debt

     As part of its cash management program, the Company incurs short-term borrowings based on market interest rates to support its daily cash requirements. At December 31, 1997 and 1996, the Company had short-term borrowings of $18,150,000 and $43,750,000, respectively. The weighted average interest rates on these borrowings were 5.77% and 5.62% for the years ended December 31, 1997 and 1996, respectively.

7. Employee Benefit Plans

   Defined Contribution Plans

     Substantially all employees of the Company are covered by defined contribution employee savings plans. Participants may contribute portions of their compensation to the plans and the Company makes matching contributions up to specified levels. The Company's matching contributions aggregated $5,287,000, $5,283,000 and $2,030,000 in 1997, 1996 and 1995, respectively.

     Effective with the spinoff, the Company discontinued its participation in Sprint's defined contribution employee savings plans. The Company established its own defined contribution plan, the terms and conditions of which have been revised to reflect increased matching contribution levels. Balances held by Sprint's defined contribution 401(k) plan on the behalf of the Company's employees have been transferred to the Company's new defined contribution 401(k) plan.

   Postretirement Benefits

     Effective with the spinoff, the Company discontinued its participation in Sprint's postretirement benefits arrangements and established its own arrangements. Terms and conditions of the Company's arrangements and related cost levels do not differ significantly from those under Sprint's arrangements.

     The Company sponsors postretirement benefits arrangements (principally providing health care benefits) covering substantially all employees. Employees who retired before specified dates are eligible for these benefits at no cost. Employees retiring after specified dates are eligible for these benefits on a shared cost basis. The Company funds the accrued costs as benefits are paid. The net postretirement benefits costs for 1997, 1996 and 1995 were $495,000, $474,000 and $176,000, respectively.

     The Company's accrued postretirement benefits costs were $4,544,000 and $4,049,000 as of December 31, 1997 and 1996, respectively.

   Postemployment Benefits

     Postemployment benefits offered by the Company include severance, disability and workers compensation, including the continuation of other benefits such as health care and life insurance coverage. Effective with the spinoff, the Company discontinued its participation in Sprint's postemployment benefits arrangements. Terms and conditions of the Company's arrangements and related cost levels do not differ significantly from those under Sprint's arrangements.

8. Stock-Based Compensation

     Under various stock option plans, shares of common stock are reserved for issuance to officers, outside directors and certain employees. Generally, options are granted at 100% of the market price at the date of grant. Options under these plans vest over one, three or four years. All options expire 10 years from the date of grant. Approximately 1.0% of these options outstanding provide for the granting of stock appreciation rights as an alternative method of settlement upon exercise. Shares authorized for grants of stock options totaled 4,801,000 at December 31, 1997. Under the Company's various stock option plans, 2,665,000 shares were available for the granting of options at December 31, 1997. In addition, non-vested stock is issued to certain officers and outside directors and vests from one to five years after the date of grant. The cost of shares of non-vested stock are amortized over their vesting period.

     Stock option activity for the years 1997, 1996 and 1995 was as follows:


                                             1997             1996      1995
                                     --------------------- ---------  ---------
                                                 Weighted
                                                 average
                                                 exercise
                                       Shares     price      Shares     Shares
                                     ---------  ---------- ---------  ---------
Options outstanding,
   beginning of year                 1,365,397    $20.16     611,680    454,976
Options granted                        709,050    $19.88     816,505    162,659
Options exercised                        4,948    $15.44      22,783      5,955
Options canceled                        78,267    $22.03      40,005          -
                                     ---------             ---------  ---------

Options outstanding,
   end of year                       1,991,232    $20.01   1,365,397    611,680
                                     =========             =========  =========

Exercisable, end of year               733,592    $18.15

Weighted average fair value
   of options granted during 1997       $7.55

     The following table summarizes information about stock options outstanding at December 31, 1997:



                            Options Outstanding                 Options Exercisable
                    -------------------------------------  --------------------------
                                   Weighted
                                    average     Weighted                   Weighted
                       Number      remaining    average      Number         average
    Range of        outstanding   contractual   exercise    exercisable    exercise
 exercise prices    at 12/31/97       life       price      at 12/31/97      price
 ----------------   ------------  -----------  ----------   ------------  -----------

 $ 7.56 - $12.57       167,859        2.9        $10.00       167,859       $10.00
 $14.91 - $19.94     1,083,164        8.1        $18.86       246,935       $16.83
 $22.63 - $26.00       692,209        8.2        $23.39       318,798       $23.46
 $29.00 - $32.00        32,000        8.3        $30.50             -            -
 $35.00 - $35.00        16,000        8.3        $35.00             -            -
                    ----------                                -------
 $ 7.56 - $35.00     1,991,232        7.7        $20.01       733,592       $18.15
                    ==========                                =======



     Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards in 1997, 1996 and 1995, consistent with the provisions of SFAS No. 123, the Company's net income and per share amount would have been decreased by approximately $3,027,000 or $.03 per share in 1997 and by $3,546,000 or $.03 per share in 1996. The Company's net loss would have been increased by $576,000 or $.01 per share in 1995. The fair value of options at date of grant was estimated using the Black-Scholes valuation model with the following weighted average assumptions:


                             1997                1996                 1995
                        --------------      --------------       ---------------
Expected life (years)         4.8                6.0                   5.9
Expected volatility          31.6%              29.8%                 29.8%
Dividend yield                  -                  -                     -
Interest rate                6.19%              7.15%                 7.08%

     The pro forma effect on net income for 1997, 1996 and 1995 is not representative of the pro forma effect on net income for future years because it does not take into account pro forma compensation expense related to grants made prior to 1995 or the potential for issuance of additional stock options in future years.

   Employees Stock Purchase Plan

     Under the 1994 offering of the Sprint Employees Stock Purchase Plan, Company employees held elections to purchase shares of Sprint's common stock as of December 31, 1995. In connection with the spinoff, elections made by employees of the Company to purchase shares of Sprint common stock were replaced by elections to purchase 99,000 shares of the Company's common stock. The purchase price under the offering could not exceed $16.90 per share or fall below $6.27 per share. Aggregate fair market value of stock underlying the elections was maintained by adjusting the per share purchase price of elections as well as the number of shares under election. The 1994 offering terminated on June 30, 1996.

     In March 1997, the Company began offering a new Employee Stock Purchase Plan ("ESPP"). The Company reserved 500,000 common shares for issuance under the ESPP. The ESPP permits eligible employees to purchase shares of common stock, not to exceed 1,000 shares in a 12-month period, through payroll deductions. The purchase price of the offering is the lower of 85% of the fair market value of the Company's common stock on the first or last day of the defined period. As of December 31, 1997, the Company had issued approximately 69,000 common shares under the ESPP.

     Had compensation cost for the Company's ESPP been determined based on the fair value of the employees' rights to purchase common stock, consistent with the provisions of SFAS No. 123, the Company's net income would have decreased by approximately $326,000 and would have no effect on the Company's earnings per share in 1997. The fair value of the employees' rights to purchase common stock was estimated using the Black-Scholes valuation model assuming a weighted average expected life of .496 years and an interest rate of 5.47%. The weighted average fair value of the Company's ESPP was $4.12 for the 1997 plan year.

9. Income Taxes

     The components of the income tax expense were as follows (in thousands):


                                            For the Year Ended December 31,
                                       ---------------------------------------

                                           1997          1996         1995
                                       ----------     ----------   ----------
Current income tax expense (benefit)
     Federal                           $  28,606      $  17,054    $ (14,485)
     State                                 4,313          4,545        3,623
Deferred income tax expense
     Federal                              38,684         22,872       27,158
     State                                 2,226         13,358        9,109
                                       ---------      ---------    ---------
             Total income tax expense  $  73,829      $  57,829    $  25,405
                                       =========      =========    =========

     A reconciliation from the statutory income tax rate (35%) to the effective income tax rate (income tax expense divided by income (loss) before income taxes) follows (in thousands):


                                                For The Year Ended December 31,
                                               --------------------------------

                                                 1997        1996        1995
                                               --------   ----------   --------

Income tax expense at the statutory rate        $54,363     $41,072     $ 8,299
Effect of
     State income tax expense, net of federal
       income tax effect                          4,250      11,637       8,276
     Amortization of intangibles                 10,344       7,556       8,736
     Amounts relating to prior year's taxes       5,028      (2,753)          -
     Other, net                                    (156)        317          94
                                                -------     -------     -------
Income tax expense                              $73,829     $57,829     $25,405
                                                =======     =======     =======
Effective income tax rate                          47.5%       49.3%      107.1%
                                                =======     =======     =======

     The sources of the differences that gave rise to the deferred income tax assets and liabilities as of December 31, 1997 and 1996, along with the income tax effect of each, were as follows (in thousands):



                                              1997 Deferred                    1996 Deferred
                                               Income Taxes                     Income Taxes
                                      -------------------------------   -----------------------------
                                      Current       Noncurrent         Current        Noncurrent
                                       assets   assets (liabilities)    assets   assets (liabilities)
                                      -------   --------------------    ------   --------------------
Property, plant and equipment         $     -     $(113,152)            $    -       $(108,832)
Postretirement and other benefits           -         1,396                  -           1,341
Accrued liabilities                     9,570             -              9,384               -
Intangibles                                 -        27,155                  -         (40,467)
Alternative minimum tax credit
   carry forwards                           -         9,716                  -               -
Operating loss carryforwards            8,634        30,566              2,951          40,758
Other, net                                  -           427                  -             471
Less: valuation allowance              (2,984)      (16,578)            (3,873)         (6,276)
                                      -------     ---------             ------       ---------
     Total                            $15,220     $ (60,470)            $8,462       $(113,005)
                                      =======     =========             ======       =========

     During 1997, the valuation allowance related to deferred income tax assets increased by $9,413,000. The increase was attributable to purchase accounting for the ICN Acquisition. Federal operating loss carryforwards remaining from the ICN Acquisition totaled $24,705,000 with expiration dates from 2004 through 2011.

     As of December 31, 1997, the Company had available tax benefits associated with federal and state operating loss carryforwards of $24,705,000 and $14,495,000, respectively, which expire in varying amounts annually from 1998 through 2012.

10. Commitments and Contingencies

   Litigation, Claims and Assessments

     On or about March 29, 1996, a lawsuit was brought in the Chancery Court of Washington County, Jonesborough, Tennessee (the "Tennessee Action"), on behalf of all customers in the Company's Tennessee markets regarding customer notification of the Company's practice with respect to billing for fractional minutes of service. In April 1996, the original complaint was amended to enlarge the class of plaintiffs to include all customers in all of the Company's service areas. In late April 1996, the Tennessee Action was removed to the United States District Court for the Eastern District of Tennessee, Northern Division. The Company moved to dismiss the action and the plaintiff filed a motion to remand. On July 16, 1996, the Tennessee District Court granted the plaintiff's motion to remand and returned the case to the Chancery Court of Washington County. The Company's Motion to Dismiss is currently pending before the Chancery Court.

     On or about May 28, 1996, a lawsuit was brought in the Common Pleas Court of Erie County, Ohio (the "Ohio Action"), on behalf of all customers in all of the Company's service areas regarding notification of the Company's practice with respect to billing for fractional minutes of service. On June 25, 1996, the Ohio Action was removed to the United States District Court for the Northern District of Ohio, Western Division. Thereafter, the Company filed a Motion to Dismiss Or In The Alternative, Stay pending resolution of the Tennessee Action and the plaintiff filed a Motion to Remand. By Order dated December 17, 1996, the Ohio District Court granted plaintiff's motion to remand and the Ohio Action was returned to the Common Pleas Court. Plaintiff has recently commenced discovery by serving a document request and interrogatories. On January 17, 1997, the Company filed a Motion to Stay This Action And For A Protective Order seeking to stay the Ohio Action, including all discovery, pending resolution of the Tennessee Action. The basis for the Motion to Stay, which is currently pending before the Common Pleas Court, is the duplicity of the Ohio Action and the Tennessee Action.

     The Company believes that both lawsuits are without merit; however, the ultimate outcome of these matters and the potential effect on the financial condition and results of operations of the Company cannot be determined at this time.

     In August 1995, four independent dealers filed a lawsuit in the Court of Common Pleas of Greenville County, South Carolina, alleging that the Company breached its dealer agreements with the plaintiffs and engaged in unfair trade practices. In particular, the plaintiffs alleged that the Company discontinued the practice of allowing the plaintiffs to sell cellular telephones out of the Company's inventory, and instead required the plaintiffs to maintain their own inventories and sold cellular telephones to the public at prices lower than the prices that the Company charged to the plaintiffs. On November 21, 1997, a jury awarded the plaintiffs $1.9 million in compensatory damages and $10 million in punitive damages. The Company has filed an appeal with the South Carolina Supreme Court seeking to reverse the decision. The Company believes that it acted in accordance with the dealer agreements and that the decision is wholly unwarranted by the facts.

     The Company is party to various other legal proceedings in the ordinary course of business. Although the ultimate resolution of these various proceedings cannot be ascertained, management of the Company does not believe that such proceedings, individually or in the aggregate, will have a material adverse effect on the results of operations or financial position of the Company.

     In addition, various lawsuits arising in the normal course of business are pending against the cellular system entities in which the Company does not have a controlling interest. Because the outcomes of such legal proceedings have not been determined, no provision for any liability that may result upon adjudication of such litigation has been made in the consolidated financial statements of the cellular system entity or the Company. In view of the uncertainty regarding such litigation, there can be no assurance that the outcome of these lawsuits will not have a material adverse effect on the Company's investment in these entities or in its equity in the net income of each entity.

   Operating Leases

     Minimum rental commitments as of December 31, 1997, for all non-cancelable operating leases, consisting principally of leases for office space, real estate and tower space, were as follows (in thousands):


     1998                     $ 27,693
     1999                       23,626
     2000                       21,222
     2001                       19,467
     2002                       17,529
     Thereafter                 94,771
                              --------
                      Total   $204,308
                              ========

     Rental expense aggregated $28,356,000, $20,259,000 and $17,605,000 in 1997,
1996 and 1995, respectively. The amount of rental commitments applicable to subleases, contingent rentals and executory costs is not significant.

11. Related Party Transactions

     Management believes that the pre-spinoff consolidated financial statements of the Company, presented herein, reasonably reflect the historical relationships with Sprint and its affiliates and reflect all of the Company's costs of doing business. Management believes that there would not have been any material difference from the amounts presented in the historical financial statements had the Company operated on a stand-alone basis.

     Prior to the spinoff, the Company reimbursed Sprint for certain data processing services, other data-related costs and certain management and administrative support services that were incurred for the Company's benefit. Total charges for such services aggregated $22,754,000 in 1995. The terms of the arrangements determining such charges by Sprint were reasonable, although there was no assurance that these terms were comparable to those that would have been obtained from unaffiliated third parties or on a stand-alone basis. Subsequent to the spinoff, Sprint continued to provide certain administrative support services to assure an orderly transition. Total charges reimbursed to Sprint aggregated $15,820,000 in 1996.

     Charges for long distance telecommunications and operator services provided by interexchange carriers to cellular customers are based on terms and conditions of contracts governing such charges. In March 1996 and May 1997, the Company renegotiated agreements entered into between the Company and Sprint for long distance service on an exclusive basis (provided that Sprint is able to provide such services at competitive terms and conditions) which replaced the existing long distance service agreement on terms that are believed to be comparable to those that could be obtained from unaffiliated third parties.

     The Company received local telephone, interconnection and toll services from subsidiaries of Sprint pursuant to agreements between the subsidiaries and the Company. Prior to the spinoff, related payments amounted to $43,601,000 in 1995.

     As discussed in Note 2, in conjunction with the spinoff, the Company repaid $1.4 billion of intercompany debt with proceeds from the issuance of the senior notes and borrowings under the Credit Facility, with the remaining intercompany debt contributed to the Company by Sprint as additional paid-in capital. Prior to the spinoff, the Company borrowed from Sprint to the extent cash requirements were not met through cash flows from operations and capital contributions from minority partners. The Company entered into cash advance and borrowing transactions with Sprint and certain affiliates. Interest expense on
intercompany   debt  was  $23,463,000   and   $127,240,000  in  1996  and  1995,
respectively.

     The Company advances funds to unconsolidated entities to which it provides management services for use in these entities' current operations and construction activity. In turn, these entities advance excess cash to the Company for cash management and investment. Minority investments receivable totaled $82,000 and $733,000 at December 31, 1997 and 1996, respectively, and are included in prepaid expenses and other on the Consolidated Balance Sheets. Minority investments payable totaled $20,267,000 and $1,068,000 at December 31, 1997 and 1996, respectively, and are included in other current liabilities on the Consolidated Balance Sheets.

   Tax Sharing Agreement

     In connection with the spinoff, Sprint and the Company entered into a Tax Sharing and Indemnification Agreement (the "Tax Sharing Agreement") that allocated the responsibility for taxes between Sprint and the Company. The Tax Sharing Agreement is only applicable to taxes for 1996 and earlier years.

   Tax Assurance Agreement

     In connection with the spinoff, Sprint and the Company entered into an agreement (the "Tax Assurance Agreement") pursuant to which certain limitations designed to preserve the tax-free status of the spinoff were imposed on the Company for a period of two years after the completion of the spinoff. The Tax Assurance Agreement expires on March 7, 1998.

    12. Subsequent Event

     On January 13, 1998, the Company issued $100 million in aggregate principal amount of its 6.65% senior notes due 2008. The net proceeds from the sale of these Debt Securities were used to repay a portion of the Company's long-term indebtedness outstanding under the Credit Facility.



                                       Quarterly Financial Data
                               (In thousands, except per share amounts)

                                              (Unaudited)


                                   First Quarter        Second Quarter        Third Quarter         Fourth Quarter
                                  1997       1996       1997      1996       1997       1996       1997       1996
                              ----------  ---------  --------- ---------- ---------  ---------  ---------   ---------
 Operating Revenues
   Service revenues             $293,970   $230,754   $328,834   $263,560  $335,245   $271,819   $338,620    $286,593
   Equipment sales                12,876      8,941     11,428     10,613    12,264      9,857     13,935      13,735
                               ---------  ---------  ---------  --------- ---------  ---------  ---------   ---------
    Total operating revenues    $306,846   $239,695   $340,262   $274,173  $347,509   $281,676   $352,555    $300,328
                               =========  =========  =========  ========= =========  =========  =========   =========

 Operating Expenses

   Cost of service             $  41,489   $ 22,139   $ 40,283   $ 22,205  $ 37,127   $ 24,148   $ 39,410    $ 31,253
   Cost of equipment sales        28,449     20,609     24,394     25,355    28,486     25,046     35,127      33,317
   Selling, general,
     administrative
     and other expenses          148,666    117,527    152,892    123,675   151,014    132,055    161,291     151,857
   Depreciation and
     amortization                 45,529     32,997     46,833     35,157    45,376     36,833     46,964      41,854
                              ----------  ---------  ---------  --------- ---------  ---------  ---------   ---------
       Total operating
           expenses            $ 264,133   $193,272   $264,402   $206,392  $262,003   $218,082   $282,792    $258,281
                              ==========  =========  =========  ========= =========  =========  =========   =========
 Net Income                    $   9,445   $  6,980   $ 21,807   $ 24,284  $ 28,879   $ 22,887   $ 21,364    $  5,369
                              ==========  =========  =========  ========= =========  =========  =========   =========

 Earnings Per Share            $    0.08   $   0.06   $   0.18   $   0.21  $   0.24   $   0.20   $   0.18    $   0.04
                              ==========  =========  =========  ========= =========  =========  =========   =========

                                                                36